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                                                                   EXHIBIT 10.10


                               PETSEC ENERGY INC.

                            YEAR 2000 SEVERANCE PLAN


         The PETSEC ENERGY INC. YEAR 2000 SEVERANCE PLAN (the "Plan") is hereby adopted effective as of January 1, 2000 pursuant to the authorization of the Board of Directors of PETSEC ENERGY INC. (the "Company") for its eligible employees as follows:

                                       I.

                          DEFINITIONS AND CONSTRUCTION

         1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

                  (a) "BASE SALARY" shall mean, as of a given date and with respect to a particular Covered Employee, the aggregate base salary received by such Covered Employee from the Company during the 12-month period preceding such date; provided, however, that if a Covered Employee has not been employed by the Company during such entire 12-month period, then such Covered Employee's Base Salary shall equal his or her annual base salary at the rate in effect immediately prior to such date.

                  (b) "BOARD" shall mean the Board of Directors of the Company.

                  (c) "CHANGE IN TERMS OF EMPLOYMENT" shall mean the occurrence, at any time during the period beginning on January 1, 2000 and ending on December 31, 2000, of any of the following:

                           (1) a reduction of more than 10% in the annual rate
                  of base salary paid by the Company to a Covered Employee from that provided to him immediately prior to January 1, 2000;

                           (2) a change in the location of a Covered Employee's
                  primary place of employment by the Company by more than 30 miles from the location where he was primarily employed immediately prior to January 1, 2000; or

                           (3) a material reduction (as determined by the
                  Committee in its reasonable discretion) of a Covered Employee's job responsibilities, duties or authority with the Company from that exercised by him immediately prior to January 1, 2000.

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                  (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "COMMITTEE" shall mean the administrative committee appointed in accordance with Section 3.2 to administer the Plan.

                  (e) "COMPANY" shall mean Petsec Energy Inc., a Nevada corporation.

                  (f) "COVERED EMPLOYEE" shall mean any individual who on December 31, 1999, is a regular, full-time salaried employee of the Company or an hourly employee of the Company who is normally scheduled to work 1,750 or more hours per year, other than (1) any individual whose terms of employment are governed by a collective bargaining agreement between a collective bargaining unit and the Company unless such agreement provides for coverage of such individual under the Plan, and (2) any individual who is classified, designated, compensated, or otherwise treated by the Company as a temporary employee, a casual employee, or an independent contractor.

                  (h) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (i) "INVOLUNTARY TERMINATION" shall mean any termination of a Covered Employee's employment with the Company which:

                           (1) does not result from a voluntary resignation by
                  the Covered Employee (other than a resignation pursuant to Clause (2) of this Section 1.1(i); or

                           (2) results from a resignation by a Covered Employee
                  on or before the date which is 60 days after the date the Covered Employee receives notice of a Change in Terms of Employment;

         provided, however, that the term "Involuntary Termination" shall not include a Termination for Cause or any termination as a result of a Covered Employee's death, disability under circumstances entitling him to benefits under the Company's long-term disability plan or Retirement.

                  (j) "RETIREMENT" shall mean the Covered Employee's resignation on or after the date he reaches age sixty-five.

                  (k) "TERMINATION FOR CAUSE" shall mean any termination of a Covered Employee's employment with the Company by reason of such Covered Employee's (1) engaging in gross negligence or willful misconduct in the performance of his duties, (2) willfully refusing without proper legal reason to perform his duties and responsibilities,
         (3) materially breaching any material provision of any agreement between such Covered Employee and the Company, (4) materially breaching any material corporate policy


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         maintained and established by the Company that is of general applicability to the Company's employees, (5) willfully engaging in conduct that such Covered Employee knows or should know is materially injurious to the Company, or (6) engaging in illegal conduct or any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, such Covered Employee's value, reliability, or performance in a material manner.

                  (l) "WARN ACT" shall mean the United States Worker Adjustment and Retraining Notification Act, as amended.

                  (m) "YEARS OF SERVICE" shall mean, with respect to a particular Covered Employee, the sum of (1) each full year of such Covered Employee's continuous employment by the Company, an affiliate of the Company and Climax Mining Limited (which was, but is no longer an affiliate of the Company) from his most recent date of hire (the "Most Recent Date of Hire") to the date his employment is subject to an Involuntary Termination (the "Termination Date") and (2) the quotient obtained by dividing (i) the number of such Covered Employee's full weeks of continuous employment by the Company or an affiliate of the Company from the Anniversary Date (as hereinafter defined) to the Termination Date by (ii) 52. For purposes of the preceding sentence, the term "Anniversary Date" shall mean (A) with respect to a Covered Employee who has zero Years of Service pursuant to clause (1) of the preceding sentence, such Covered Employee's Most Recent Date of Hire, and (B) with respect to a Covered Employee who has one or more Years of Service pursuant to clause (1) of the preceding sentence, the anniversary of such Covered Employee's Most Recent Date of Hire that is coincident with or next preceding the Termination Date.

         1.2 NUMBER AND GENDER. Wherever appropriate herein, any word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

         1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.


                                       II.

                               SEVERANCE BENEFITS

         2.1 SEVERANCE PAYMENT. Subject to the remaining Sections of this
Article II, if a Covered Employee's employment by the Company shall be subject to an Involuntary Termination at any time during the period beginning on January 1, 2000 and ending on December 31, 2000, then such Covered Employee shall be entitled to a severance payment in an amount equal to the sum of (a) 3/52 of such Covered Employee's Base Salary multiplied by his Years of Service, plus (b) 1/4 of such Covered Employee's Base Salary (which Base Salary, for purposes of clauses (a) and (b) of


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this sentence, shall be determined as of the date of such Involuntary
Termination). Any severance payment payable pursuant to this Section 2.1 shall be paid to the Covered Employee in a lump sum cash payment (less any required tax withholding) within five days after his Involuntary Termination, subject to the remaining Sections of this Article II.

         2.2 RELEASE AND FULL SETTLEMENT. Anything to the contrary herein notwithstanding, as a condition to the receipt of any payment under Section 2.1, a Covered Employee whose employment by the Company has been subject to an Involuntary Termination shall first execute a release, in the form established by the Committee, releasing the Committee, the Board, the Company, and the Company's shareholders, partners, officers, directors, employees, affiliates, and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Employee's employment with the Company, the termination of such employment, and the performance of the Company's obligations hereunder, and the receipt of any benefits provided under Section 2.1 by such Covered Employee shall constitute full settlement of all such claims and causes of action.

         2.3 MITIGATION. A Covered Employee shall not be required to mitigate the amount of any payment provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another Company or by retirement benefits. Except as provided in Section 2.5, the benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.

         2.4 EFFECT ON OTHER COMPANY BENEFITS. Except as provided in Section 2.5, any payment provided for in this Article II shall not be reduced by, but shall be in addition to, any other benefits provided by the Company to which a Covered Employee is otherwise entitled.

         2.5 OFFSET FOR OTHER SEVERANCE BENEFITS. A severance payment calculated pursuant to Section 2.1 for a Covered Employee shall be reduced by any other severance benefits, pay in lieu of notice, or other similar benefits payable to such Covered Employee from or on behalf of the Company, which becomes payable on account of such Covered Employee's Involuntary Termination pursuant to any applicable law, statute, regulation, court order, contractual undertaking of the Company or other legal requirement, including without limitation, the WARN Act; provided, however, that if a severance payment calculated pursuant to Section
2.1 is reduced pursuant to the terms of this Section 2.5 as a result of payments to a Covered Employee pursuant to the WARN Act, then the minimum severance payment payable under the Plan to such Covered Employee shall not be less than 1/13 of such Covered Employee's Base Salary (determined as of the date of such Covered Employee's Involuntary Termination).


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         2.6 SEVERANCE PAY PLAN LIMITATION. The Plan is intended to be an employee welfare benefit plan within the meaning of section 3(1) of ERISA and the Labor Department regulations promulgated thereunder. Therefore, anything to the contrary herein notwithstanding, in no event shall any Covered Employee receive total severance payments under the Plan that exceed the equivalent of twice such Covered Employee's "annual compensation" (as such term is defined in 29 CFR ss.2510.3-2(b)(2)) during the year immediately preceding his Involuntary Termination. If total severance payments under the Plan to a Covered Employee would otherwise exceed the limitation in the preceding sentence, then the amount payable to such Covered Employee pursuant to Section 2.1 shall be reduced in order to satisfy such limitation.

         2.7 PARACHUTE PAYMENTS. Anything to the contrary herein notwithstanding, if the Covered Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the benefits provided for in
Section 2.1, together with any other payments or benefits which the Covered Employee has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by the Covered Employee will be one dollar ($1.00) less than three times the Covered Employee's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Covered Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Covered Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made by the Company in good faith, and such determination shall be conclusive and binding on the Covered Employee. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments or benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Covered Employee's base amount, the Covered Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.


                                      III.

                             ADMINISTRATION OF PLAN

         3.1 APPOINTMENT OF COMMITTEE. The Plan shall be administered by the Committee comprised initially of Ross A. Keogh and James E. Slatten III. The Committee shall consist of at least two members. The members of the Committee shall serve at the pleasure (and may be removed and replaced in the sole discretion) of the Board and shall administer the Plan on behalf of the Company. At any time during the term of his office, a member of the Committee may resign by giving written notice to the Board and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty days after such notice is given as herein provided.


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         3.2 COMMITTEE PROCEDURE. A majority of the members of the Committee shall constitute a quorum. Action by the Committee may be taken at a meeting by a vote of a majority of those present or without a meeting by unanimous consent in writing of all members. If a majority of Committee members may not decide a particular issue or take action with respect to the Plan because of the application of Section 3.4, the Board shall take such action or decide such matter. The Committee shall also designate the person or persons who shall be authorized to sign for the Committee and, upon such designation, the signature of such person or persons shall bind the Committee.

         3.3 COMMITTEE'S POWERS AND DUTIES. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. The Committee shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Committee's powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:

                  (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

                  (b) to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

                  (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

                  (d) to make a determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Employee's employment and the cause of such termination);

                  (e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

                  (f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

                  (g) to sue or cause suit to be brought in the name of the Plan; and

                  (h) to obtain from the Company and from Covered Employees such information as is necessary for the proper administration of the Plan.


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         3.4 MEMBER'S OWN PARTICIPATION. No Covered Employee or agent of the
Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself as a participant in the Plan.

         3.5 INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

         3.6 COMPENSATION, BOND AND EXPENSES. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

         3.7 CLAIMS PROCEDURE. Any employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any employee who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by a Covered Employee is denied or modified, the Committee shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

                  (a) state the specific reason or reasons for the denial or modification;

                  (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;

                  (c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

                  (d) explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within 60 days


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following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Employee or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Employee and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee and his representative, if any, prior to the commencement of the extension period.


                                       IV.

                               GENERAL PROVISIONS

         4.1 FUNDING. The benefits provided herein shall be unfunded and shall be provided from the Company's general assets.

         4.2 COST OF PLAN. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Covered Employees.

         4.3 PLAN YEAR. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year with a short plan year commencing on the Effective Date and ending on December 31, 2000.

         4.4 AMENDMENT AND TERMINATION. The Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Board. Notwithstanding the foregoing, the Plan may not be amended to reduce benefits or rights to benefits or terminated with respect to benefits under Section 2.1, at any time during the period beginning on January 1, 2000 and ending on December 31, 2000. The Plan shall automatically terminate without any action of the Board on December 31, 2000.

         4.5 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

         4.6 SEVERABILITY. Any provision in the Plan that is prohibited or unenforceable in any


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jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         4.7 NONALIENATION. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

         4.8 EFFECT OF PLAN. The Plan is intended to supersede all prior oral or written policies of the Company and all prior oral or written communications to Covered Employees with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Company and any successor of the Company, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Company's Covered Employees.

         4.9 GOVERNING LAW. The Plan shall be interpreted and construed in accordance with the laws of the State of Louisiana, except to the extent preempted by federal law.



         EXECUTED this 31st day of December, 1999.
                       ----

                                PETSEC ENERGY INC.


                                BY:       /s/ T. N. FERN
                                    --------------------------------------------
                                NAME:    T.N. Fern
                                      ------------------------------------------
                                TITLE:   C.E.O.
                                       -----------------------------------------


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